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                                                                   Exhibit 10.12



PERSONAL & CONFIDENTIAL


Date___________________


_______________________
_________________Street
______________, Ontario
_______________________



Dear Mr. ________:

On behalf of Delano Technology Corporation, I am pleased to offer employment to you in the position of _____________________. I believe you will find this position challenging and rewarding, and that it will provide you with an opportunity for personal career development. The following are the terms and conditions of this offer of employment.

This offer of employment is for an indefinite term, commencing on _______________, 1999. The salary will be C$____________ per annum, payable on a semimonthly basis by direct deposit to your financial institution. There will be a car allowance of C$_____ per month to cover travel in the GTA; other travel beyond this vicinity will be compensated accordingly.

You will be entitled to a bonus of C$____________ per annum. The bonus is based upon reaching corporate targets and will be paid on a quarterly basis at C$__________ per quarter. The quarters are defined as June 30th, September 30th, December 31st and March 31st.

In addition, you will be entitled to __________ options, subject to the then current rights and obligations set out in the company option plan from time to time. The options will be exercisable at the market value on your start date per share and vest over a 4 year period; 1/4 after the first year, and on a quarterly basis in the three years thereafter.

You will be eligible to participate in the company's benefit programs generally applicable to employees, as they are implemented.

You are entitled to three weeks vacation (exclusive of statutory or public holidays) each financial year, that leave to be prorated over any partial year of employment. Such vacation is to be taken at a time acceptable to the company subject to its operational requirements.

Performance appraisals and compensation review will be conducted at least on an annual basis.

Should you elect to leave the employment of the company, you are requested to provide the company with at least one month's notice in writing. If you are terminated by the Company, other than for cause, you will be entitled to 1 month severance, and thereafter at least 1 month severance.

All employees of the company are required to sign a Confidentiality Agreement. A copy of this Agreement is enclosed for your review as Schedule A.

The company has adopted a policy which prohibits smoking in all of its facilities and expects all employees to respect and comply with this policy.




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Except as modified by this letter, signing this letter signifies acceptance of the then current company policies from time to time.

Please confirm your acceptance of this offer by returning a signed copy of this letter and confidentiality agreement to us no later than 5:00 P.M., ____________________, 1999, after which it expires.

The offer letter (and its attachments) are for your use only, in connection with your evaluation of our offer. Without limiting the foregoing, this letter is not to be provided, nor its contents disclosed, to any other party. We also ask that you not reveal our conversations to date or current interest. Any such disclosure will immediately terminate the effectiveness of this indication of interest.

This offer letter is not intended to have any binding effect upon either party (with the exception of the confidentiality and exclusivity requirements) until the employment agreement is finalized by your signing.

If you have any further questions, please do not hesitate to contact me. We look forward to you joining the team.

Sincerely,

DELANO TECHNOLOGY CORP.



_______________________



_______________________


I have had an opportunity to review the offer letter and the confidentiality agreement. I have had an opportunity to obtain independent legal advice.


______________________________________                 _________________________
CANDIDATE NAME                                         DATE


Signed in Acceptance of the Above Terms





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                       EMPLOYEE CONFIDENTIALITY AGREEMENT

IN CONSIDERATION OF my employment with Delano Technology Corporation or any of its Affiliates ("Delano"), I agree that my employment is subject to the following conditions:

1. During the term of my employment, and for three years thereafter, I will not disclose the Confidential Information of DELANO to anyone without DELANO's prior written permission, and will use the Confidential Information only for those purposes required by my duties with DELANO and not for my own benefit or for the benefit of third parties, in a manner potentially adverse to DELANO. I will disclose Confidential Information only to other DELANO employees or independent contractors employed by DELANO on an "as needed" basis, and third parties, in each case under suitable confidentiality agreements. Until specifically authorized by DELANO, I will not advise anyone (other than government authorities) of the identity of DELANO, or the nature of the work I perform or which the company performs.

2.        I understand that DELANO "Confidential Information" includes:

          (a) all computer programs in both source code and object code, documentation, systems, specifications, know-how, improvements, inventions, programming techniques, processes, modifications, and details of all research and developments;
          (b) all computer lists, customer data, payroll and financial information (including shareholding and corporate set up information), marketing data and strategies, trade secrets and other business information related to the business of DELANO; and
          (c) any software programs, manuals, documentation or other information provided to DELANO by third parties pursuant to a non-disclosure agreement;

but excludes information which is and/or becomes generally available to the public other than due to a breach of this Agreement.

3. I will not copy or remove Confidential Information without DELANO's written permission except as required by my duties with DELANO. Upon DELANO request, I will immediately return all Confidential Information which is in my possession or control.

4. I will not provide any assistance to any third party or do anything which would adversely affect the value of any Confidential Information. I will advise DELANO promptly of any information known to me prior to my employment with DELANO which could be included as Confidential Information but which I consider to be excluded from the provisions of this Agreement. I agree DELANO requires that I shall not divulge to, or incorporate into any work performed for, DELANO, any Confidential Information which I have received from any third party unless I have provided to DELANO the prior written authorization of that third party and DELANO has in writing advised me that it has received written confirmation from the third party that the disclosure to and/or use by DELANO is acceptable.

5. I acknowledge that disclosure or use of Confidential Information by me contrary to this Agreement will cause DELANO irreparable harm, for which damages may be inadequate compensation. I acknowledge DELANO is therefore entitled to equitable relief, including an injunction, in order to stop any breach or threatened breach by me of this Agreement.

6. I will fully disclose all Developments to DELANO I hereby irrevocably waive all my moral rights in all Developments and transfer all my interest (including but not limited to copyright, patent and trade secret rights) in all Developments exclusively to DELANO on a worldwide, royalty-free basis and, as required by DELANO, will protect DELANO interests in such Developments. I understand that "Developments" includes every computer program, marketing program, design, improvement.

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documentation, process, technique or procedure which is in any way related to
DELANO business and which is developed, invented or written by me alone or together with others, during the course of my employment, or at any time using Confidential Information.

7. During the term of my employment, and for two years thereafter, without the prior written approval of DELANO, I will not directly or indirectly; a) compete against DELANO; b) employ or solicit the employment of any DELANO staff; or c) use Confidential Information to compete against DELANO.

8. I agree to execute any documents which DELANO feels are necessary, at DELANO expense, to enable DELANO to apply for or enforce its patent, copyright, industrial design or trade mark rights, or any other industrial or intellectual property rights in the Developments.

9. This Agreement shall remain in full force during my employment and shall survive for three years after the termination of my employment with DELANO.

10. If any term or provision hereof shall be deemed by a court of competent jurisdiction to be overly broad, such court is hereby directed to limit the scope, duration or area of applicability, or all of them, so that such term or provision is not overly broad and to enforce same as so limited.

11. This agreement a) binds me, my heirs, executors, administrators and other legal representatives; b) and all benefits arising under it accrue to DELANO and its successors and assigns.

12. No term of this Agreement can be amended, or waived except by further written agreement between us, which will only be valid when signed by myself and DELANO.

13. This agreement shall be governed by, interpreted and construed in accordance with the laws of Ontario.

14.  I acknowledge having read and understood all provisions of this Agreement.

15. DELANO and I acknowledge we have agreed that this Agreement be drawn up in the English language only. Nous sommes reconnaissent avoir convenu que ce contrat soient rediges dans la langue anglaise seulement.

16. This Agreement constitutes the entire agreement and understanding between myself and DELANO respecting the subject-matter of this Agreement and integrates all prior discussions related to this matter.

DELANO TECHNOLOGY CORPORATION                EMPLOYEE

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                                             EMPLOYEE


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                                             Witness


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Date                                         Date